Exhibit 3




                                VOTING AGREEMENT


          VOTING AGREEMENT (this "Agreement") dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., a Delaware corporation ("Parent"), Steamboat Acquisition Corp., a Delaware corporation ("Merger Sub") and Onex DHC LLC, a Wyoming limited liability company, and certain of its affiliates the names of which appear on the signature pages hereto (together, the "Stockholders").

          WHEREAS, Parent, Merger Sub and ProSource, Inc. , a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; provided that the terms "Merger" and "Merger Agreement" shall not include any amendments or modifications thereto unless such amendments and modifications have been approved in writing by the Stockholders), providing for the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, the Stockholders beneficially own 496,583 Class A Shares and 5,218,072 Class B Shares (such Class A Shares and Class B Shares, together with any other Class A Shares and Class B Shares that the Stockholders acquire beneficial ownership of after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"), owned by each of the Stockholders in the amounts indicated beneath their respective names on the signature pages hereto; and

          WHEREAS,  as a condition to its  willingness  to enter into the Merger
Agreement,   Parent  and  Merger  Sub  have  requested  and  required  that  the
Stockholders enter into this Agreement.

          NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

          1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

          (a) Authority; No Conflicts. Each Stockholder has the necessary legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by and on behalf of each Stockholder, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholders, enforceable in accordance with its terms. Except for the filings required under the HSR Act or the Exchange Act, (i) no filing with, and no permit, authorization,


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consent or approval of, any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by and on behalf of any Stockholder and the consummation by any Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by and on behalf of any Stockholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by any Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any Stockholder or to any Stockholder's property or assets.

          (b) The Subject Shares. Each Stockholder is the beneficial owner of the Subject Shares indicated beneath its respective name on the signature pages hereto and has, and throughout the term of this Agreement and at the Option Closing Date will have, and will have the power and authority to convey to, and will at the Option Closing convey to, Merger Sub, good and marketable title to such Subject Shares free and clear of all encumbrances and liens (other than any arising as a result of actions taken or omitted by Parent or Merger Sub). The Stockholders do not beneficially own any shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, other than the Subject Shares. The Stockholders have the sole right and power to vote and dispose of the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer (other than the provisions of the Securities Act) of any of the Subject Shares, except as contemplated by this Agreement.

          2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Stockholders that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by and on behalf of each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms. Except for the filings required under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by and on behalf of Parent or Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Parent and Merger Sub will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent or Merger Sub, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or to Parent's or Merger Sub's property or assets. If the Option (as defined herein) is exercised, the Subject Shares will be acquired for investment for Parent's and Merger Sub's own ac-count, not as a nominee or agent and not with a view to the distribution of any part thereof. Neither Parent nor Merger Sub has any present intention of selling, granting any participation in or otherwise distributing the same nor does Parent or Merger Sub have any contract, undertaking, agreement or arrangement with any person with respect to any of the Subject Shares. Each of Parent and Merger Sub further understands that the Subject Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom.

          3. Covenants of the Stockholders. Until the termination of this Agreement in accordance with Section 8 hereof, the Stockholders agree as follows:

          (a) Voting of Subject Shares. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote its Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders' vote, consent or other approval as stockholders are sought, the Stockholders shall vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder, and (ii) any action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person or group, other than Parent or Merger Sub or any designee thereof (a "Third Party"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its subsidiaries, taken as a whole; (3) the acquisition by a Third Party of 10% or more of the outstanding Shares; or
(4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding Shares; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock; (C) any change in the control of the board of directors of the Company;
(D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Stockholders further agree not to commit or agree to take any action inconsistent with the foregoing.

          (b) Proxies. As security for the agreements of the Stockholders provided for herein, each Stockholder hereby grants to Parent and Merger Sub a proxy to vote the Subject Shares as indicated in Section 3(a) above. Each Stockholder agrees that this proxy shall be ir-revocable during the term of this Agreement and coupled with an interest and each of the Stockholders, Parent and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by any Stockholder with respect to any of the Subject Shares.

          (c) Transfer Restrictions. Each Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of such Stockholder (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or could have the effect of preventing or disabling such Stockholder from performing any of its obligations hereunder. Notwithstanding the foregoing, each Stockholder may transfer its Subject Shares to another direct or indirect wholly owned subsidiary of Onex Corporation on condition that the transferee executes and delivers to Parent and Merger Sub an instrument in writing, in form and substance reasonably satisfactory to Parent and Merger Sub, assuming all of such Stockholder's obligations under this Agreement.

          (d) Appraisal Rights. Each Stockholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

          (e) No Solicitation. None of the Stockholders nor any of their affiliates shall (whether directly or indirectly through any officer, director, member, advisor, agent, representatives or other intermediary), nor shall the Stockholders or any of their affiliates authorize or permit any of their officers, directors, members, advisors, agents, representatives or other intermediaries to, (i) solicit, initiate, encourage or take any action intended to or reasonably likely to facilitate any submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of all or a material amount of assets of, or any equity interest in, the Company (or any subsidiary or division thereof) or any merger, consolidation, tender offer (including a self tender offer), exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or division thereof), other than the transactions contemplated by this Agreement or the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent or Merger Sub of the transactions contemplated by the Merger Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, other than the transactions contemplated by the Merger Agreement, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the Company's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort to attempt by any other person to do or seek any of the foregoing. Notwithstanding any-thing in this Agreement to the contrary, from and after the date hereof, the Stockholders shall promptly advise Parent and Merger Sub orally and in writing of the receipt by any of them (or any of the other entities or persons referred to above) of any Transaction Proposal or any inquiry which is likely to lead to any Transaction Proposal, the material terms and conditions of such Transaction Proposal or inquiry, and the identity of the person making any such Transaction Proposal or inquiry. The Stockholders will keep Parent and Merger Sub fully informed of the status and details of any such Transaction Proposal or inquiry. Nothing in this Section shall restrict the activities of any individual (whether or not an affiliate of any Stockholder) in his or her capacity as a director, officer, employee or agent of the Company or any of its subsidiaries.

          (f)  Merger  Agreement.   Each  Stockholder   accepts  the  terms  and
conditions of the Merger Agreement as they apply to the holders of Shares.

          4. Option.

          (a) The Stockholders hereby grant to Merger Sub (or its designee), an irrevocable option to purchase the Subject Shares, on the terms and subject to the conditions set forth herein (the "Option").

          (b) The Option may be exercised by Merger Sub, as a whole and not in part, at any time during the period commencing upon the occurrence of any of the following events and ending on the date which is the 30th calendar day following the first to occur of such events:

          (i) the  Merger  Agreement  shall  have been  terminated  pursuant  to
     Section 10.1(b) thereof;

          (ii) the Merger  Agreement  shall  have been  terminated  pursuant  to
     Section 10.1(c) thereof (other than a termination by the Company following a failure to consummate the Merger as a result of an actual material breach by Parent or Merger Sub of their respective obligations under the Merger Agreement);

          (iii) the Merger  Agreement  shall have been  terminated  pursuant  to
     Section 10.1(d) thereof;

          (iv) the Merger  Agreement  shall  have been  terminated  pursuant  to
     Section 10.1(e) thereof; or

          (v) the Merger Agreement shall have been terminated for any other reason (other than a termination as a result of an actual material breach by Parent or Merger Sub of their respective obligations under the Merger Agreement).

          (c) If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice to the Stockholders of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day (or such later date as shall be no later than five business days following the first time that the Option

Closing shall be permitted by applicable law or  regulation)  after the later of
(i) the date on which such notice is delivered, and (ii) the satisfaction of the conditions set forth in Section 4(f).

          (d) At the Option Closing, the Stockholders shall deliver to Merger Sub (or its designee) all of the Subject Shares by delivery of a certificate or certificates evidencing the Subject Shares duly endorsed to Merger Sub or accompanied by powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.

          (e) At the Option Closing, Merger Sub shall, and Parent shall cause Merger Sub to, pay to the Stockholders pursuant to the exercise of the Option, by wire transfer, cash in immediately available funds to the accounts of the Stockholders (such accounts to be specified in writing at least two days prior to the Option Closing), an amount equal to the product of $15.00 and the number of Subject Shares (the "Subject Shares Purchase Price").

          (f) The Option Closing shall be subject to the satisfaction of each of the following conditions:

          (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;

          (ii) any waiting period applicable to the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

          (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect, except such actions and filings which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5. Further Agreements of Parent and Merger Sub.

          (a) Parent and Merger Sub hereby agree that, in the event that Merger Sub purchases the Subject Shares pursuant to the Option, as promptly as practicable thereafter, Merger Sub will, and Parent will cause Merger Sub to, make a tender offer for the remaining Shares to the stockholders of the Company (the consummation of which shall be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Parent or Merger Sub) will receive an amount of cash consideration per Share equal to $15.00, and will take such actions as may be necessary or appropriate in order to effectuate such tender offer at the earliest practicable time.

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

          (b) Subject to the last sentence of this Section 5(b), if, after purchasing the Subject Shares pursuant to the Option, Merger Sub or any of its affiliates has not acquired the remaining Shares, Merger Sub or any of its affiliates receives any cash or non-cash consideration in respect of the Subject Shares in connection with a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending on the first anniversary thereof, Merger Sub shall promptly pay over to the Stockholders, as an addition to the Subject Shares Purchase Price, (x) one-half of the excess, if any, of such consideration over the aggregate Subject Shares Purchase Price paid for the Subject Shares which are sold by Merger Sub hereunder less (y) the sum of (I) the amount of taxes payable or to be payable by Merger Sub (as estimated by Merger Sub in good faith) in connection with such Third Party Business Combination (it being intended and understood that Merger Sub retain one-half of the after-tax profit from such sale taking into account any adjustment to basis resulting from the payment required by this section), and (II) the amount of expenses of Merger Sub in connection herewith and the Merger Agreement and in connection with such Third Party Business Combination, and (II) the pro rata portion (based on share holdings) of all capital contributions to and retained earnings of the Company from the date of date of the Option Closing through the date of the Third Party Business Combination; provided that, (i) if the consideration received by Merger Sub or such affiliates shall be securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by Merger Sub or such affiliates shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholders, or, if Merger Sub and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third Party Business Combination" means the occurrence of any of the following events: (A) the Company, or more than 50% of the outstanding shares of the Company's capital stock, is acquired by merger or otherwise by any Third Party; or (B) a Third Party acquires all or substantially all of the total assets of the Company and its subsidiaries, taken as a whole; provided, however, that in no event will any transaction in which shares of the Company's capital stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving sale, merger or other similar transaction of Parent or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries constitute a Third Party Business Combination.

          6. Stop Transfer Order. The Stockholders hereby authorize and request the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

          7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as expressly provided herein with respect to Parent's and Merger Sub's rights under the Option, shall be assigned by any of the parties without the prior written consent of the other parties, except that each of Parent or Merger Sub may assign, in its sole discretion,

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

any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their permitted assigns and their respective successors (including the Company as successor to Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

          8. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect immediately following the earliest to occur of (x) the Effective Time, (y) the 30th day following the termination of the Merger Agreement pursuant to Section 10.1(b), 10.1(c), 10.1(d) or 10.1(e) thereof, or (z) the termination of the Merger Agreement pursuant to Section 10.1(a) thereof. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 4, but the Option Closing shall not have occurred, this Agreement shall not terminate, except that this Agreement may be terminated by the Stockholders if Merger Sub defaults on its obligation to purchase the Subject Shares at the Option Closing. Nothing in this Section shall relieve any party of liability for breach of this Agreement.

          9. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent and Merger Sub in accordance with Section 11.1 of the Merger Agreement and to the Stockholders c/o Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue New York, New York 10022,
Telecopy: (212) 836-8689, Attention: Joel I. Greenberg, Esq. (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

          (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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

          10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court of the United States located in the Southern District of the State of New York or in a New York state court located in Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court located in Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Southern District of the State of New York or a New York state court located in Manhattan, and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have each caused this Agreement to be signed by its signatory thereunto duly authorized, each as of the date first written above.

                                     AMERISERVE FOOD DISTRIBUTION, INC.



                                     By:/s/ John V. Holten
                                        Name:  John V. Holten
                                        Title: Chairman and Chief Executive
                                               Officer


                                     STEAMBOAT ACQUISITION CORP.



                                     By:/s/ John V. Holten
                                        Name:  John V. Holten
                                        Title: Chairman of the Board and
                                               President


                                     ONEX DHC LLC
                                     (479,498 Class A Shares and
                                      4,458,696 Class B Shares)



                                     By:/s/ Anthony R. Melman
                                        Name:  Anthony R. Melman
                                        Title: Attorney-in-fact


                                     ONEX OMI LLC
                                     (285,714 Class B Shares)



                                     By:/s/ Anthony R. Melman
                                        Name:  Anthony R. Melman
                                        Title: Attorney-in-fact

                                     PROSOURCE EXECUTIVE INVESTCO LLC
                                     (17,085  Class A Shares and
                                     94,420 Class B Shares)



                                     By:/s/ Anthony R. Melman
                                        Name:  Anthony R. Melman
                                        Title: Attorney-in-fact



                                     ONEX OHIO LLC
                                     (379,242 Class B Shares)



                                     By:/s/ Anthony R. Melman
                                        Name:  Anthony R. Melman
                                        Title: Attorney-in-fact